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Filed Pursuant to Rule 424(b)(5)
Registration Number 333-238876

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 2, 2020

Preliminary Prospectus Supplement
(To Prospectus dated June 2, 2020)

$100,000,000

Common Stock

          We are offering             shares of our common stock pursuant to this prospectus supplement. Our common stock is listed on The Nasdaq Global Select Market under the symbol "GLUU." The last reported sale price of our common stock on The Nasdaq Global Select Market on June 1, 2020 was $10.28 per share.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Glu Mobile Inc., before expenses	$	$

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

          We have granted the underwriters an option for a period of 30 days to purchase up to             additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

          An investment in our common stock involves a high degree of risk. You should carefully consider the information under the heading "Risk Factors" beginning on page S-14 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission on May 11, 2020, before investing in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the shares of common stock on or about                      , 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Morgan Stanley	UBS Investment Bank

Co-Managers

Cowen	Wedbush Securities	Roth Capital Partners

                          , 2020

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          On June 2, 2020, we filed with the Securities and Exchange Commission, or SEC, a "shelf" registration statement on Form S-3 utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement became automatically effective upon filing. Under this shelf registration process, we may, from time to time, sell common stock, of which this offering is a part.

          This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, as well as the additional information described in this prospectus supplement under "Where You Can Find More Information". This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

          We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

          This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

          We and the underwriters have not authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement titled "Where You Can Find More Information" and "Incorporation of Information by Reference".

          In this prospectus supplement, unless the context otherwise requires, the terms "Glu", "Glu Mobile", the "Company", "we", "us", and "our" refer to Glu Mobile Inc., a Delaware corporation, and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including under the heading "Risk Factors", as well as the consolidated financial statements and related notes.

Company Overview

          Glu Mobile develops, publishes and markets a portfolio of free-to-play mobile games designed to appeal to a broad cross section of users who download and make purchases within our games through direct-to-consumer digital storefronts, such as the Apple App Store, Google Play Store, and others. Free-to-play games are games that a player can download and play for free, but which allow players to access a variety of additional content and features for a fee and to engage with various advertisements and offers that generate revenue for us. We have a portfolio of compelling games based on our own intellectual property such as Cooking Dash, Covet Fashion, Deer Hunter, Design Home and Diner DASH Adventures, as well as games based on or significantly incorporating third-party licensed brands including Disney Sorcerer's Arena, Kim Kardashian: Hollywood and MLB Tap Sports Baseball. We are headquartered in San Francisco, California, with another U.S. office in Foster City, California, and international locations in Toronto, Canada and Hyderabad, India.

          We currently publish titles primarily in four genres: lifestyle, casual, mid-core, and sports and outdoors. We believe these are genres in which we have already established a leadership position, are otherwise aligned with our strengths or are conducive to the establishment of a strong growth game. Across genres, we view our titles as either growth games or catalog games. Growth games are titles that we continue to update with additional content and features and which we expect to grow revenue year over year. We continue to update some of our catalog titles with additional content and features, whereas on others we expend little to no investment in terms of updates and enhancements.

          We established our leadership position in the lifestyle genre through our acquisition of Crowdstar Inc., or Crowdstar, in November 2016 and its successful Covet Fashion title, and extended our leadership with our global release of Design Home in November 2016. We introduced key updates for Design Home in 2019 and the first quarter of 2020, including elite events for elder players, improved series challenges, language localization in German, French and Spanish, and meta game functionality, and are planning key further updates for this title, including the introduction of e-commerce functionality. The casual genre includes our Kim Kardashian: Hollywood title; we recently extended the term of our license agreement with Ms. Kardashian West for an additional 3.5 years through the end of 2023. The casual genre also includes our Cooking Dash and Diner DASH franchises, and our leadership position in this genre was bolstered by our worldwide launch of Diner DASH Adventures in June 2019. The mid-core genre includes our Disney Sorcerer's Arena title that launched worldwide in March 2020. Our leadership in the sports and outdoors category remains strong with our Tap Sports Baseball and Deer Hunter franchises, and we furthered our leadership with the launch of MLB Tap Sports Baseball 2020 in March 2020. MLB Tap Sports Baseball 2020 includes licensed content from Major League Baseball, or MLB, together with current and former MLB players pursuant to our continuing agreements with the Major League Baseball Players Association, and Major League Baseball Players Alumni Association. MLB Tap Sports Baseball 2020 is available in more than 100 additional countries (prior versions of the Tap

Sports Baseball franchise were only available in the United States, Canada, United Kingdom, Germany and Australia) and includes new features and content, including authentic major league stadiums, a skill-based home run derby mode and a new cover athlete. We expect to add to our portfolio of sports and outdoor titles through the worldwide release of the next iteration of our Deer Hunter franchise in the second half of 2020.

          We believe that our games consistently have high production values, are visually appealing and have engaging core gameplay. These characteristics have typically helped to drive installs and awareness of our games and resulted in highly positive consumer reviews. The majority of our games have been featured on Apple and Google storefronts when they were commercially released, which we believe is the result of us being a good partner of Apple and Google.

          We work closely with our celebrity and brand licensors to engage their social media audiences and build games that will resonate with their unique fan bases. For example, our Kim Kardashian: Hollywood title utilizes transmedia storytelling, leveraging Ms. Kardashian West's built-in social media fan base to drive installs and awareness of the game, and then attempting to surprise and delight those fans with real-world events and other game content based on her life. Our goal is for the game content to become entwined with Ms. Kardashian West's persona and social media presence, and to otherwise enhance interaction with her fans. We also leverage the strength of well-known brands and licensors to provide users with more realistic experiences, such as the case with MLB Tap Sports Baseball 2020 which features all MLB clubs and uniforms, current and former MLB players and real MLB stadiums, or with our Disney Sorcerer's Arena title, which includes characters from the Disney and Pixar universes. We also work to build and nurture social communities in and around the games themselves, creating a new vehicle for strong, personal engagement with the brand or celebrity's fan base.

          For us to continue driving installs and awareness of our games and to improve monetization and retention of our players, we must ensure that each of our games has compelling gameplay and a deep meta game that motivates users to continue to play our games for months or even years. In addition, we must regularly update our games with compelling new content, deliver socio-competitive features like tournaments, contests, player-versus-player gameplay and live events, and build and nurture communities around our franchises both in-game and holistically via community features such as dedicated social channels. We have also made significant investments in our proprietary analytics and revenue technology infrastructure. With our enhanced analytics capabilities, we intend to devote resources towards segmenting and learning more about the players of each of our franchises and further monetizing our highest spending and most engaged players. We aim to connect our analytics and revenue technology infrastructure to multiple elements of our business — from marketing to merchandising — in order to improve player retention and monetization.

          We also plan to continue monitoring the successful aspects of our games to drive downloads and enhance monetization and retention as part of our product strategy, whether by optimizing advertising revenue within each title, securing additional compelling licensing arrangements, building enhanced and more complex core gameplay, adding deep meta game features and through enhancing our live operations. Optimizing advertising revenue within our games requires us to continue taking advantage of positive trends in the mobile advertising space, particularly as brands continue to migrate budgets from web to mobile. Continuing to drive installs and awareness of our games through licensing efforts requires that we continue to partner with brands, celebrities and social influencers that resonate with potential players of our games. Partnering with desirable licensing partners and renewing our existing licenses with our most successful partners requires that we continue to develop successful games based on licensed content and are able to compete with other mobile gaming companies on financial and other terms in signing such partners. We also plan to continue introducing third-party licensed brands, properties and personalities into our games as additional licensed content, for cameo appearances or for limited time events in order to drive awareness and monetization.

          Across the globe, our industry is evidencing that hit titles generally remain higher in the top grossing charts for longer. We believe this is due to the continued specialization and investment of teams and companies in their hit titles, and the live, social nature of certain games. Our strategy and the measures we have implemented to support our business positions us to take advantage of these trends, as evidenced by the continued strength and year over year growth of Design Home, Covet Fashion, and the Tap Sports Baseball franchise. We plan to continue to regularly update and otherwise support our growth games in order to ensure that those games monetize and retain users for even longer periods of time. In addition, we plan to continue to invest in our creative leaders and the creative environments in which they and their teams work to increase our likelihood of creating significant hit growth games.

          Our company is led by a strong management team with deep experience in creative game development.

Non-GAAP Financial Measures and Other Supplemental Financial Information

          To supplement our consolidated financial data presented in accordance with U.S. generally accepted accounting principles, or GAAP, we use certain non-GAAP financial measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. The non-GAAP financial measures we use include: bookings; adjusted platform commissions; adjusted royalties; and adjusted other operating expenses. These non-GAAP financial measures exclude the following items from our consolidated statements of operations:

  •
  Change in deferred platform commissions;

  •
  Change in deferred royalties;

  •
  Amortization of intangible assets;

  •
  Stock-based compensation expense;

  •
  Transitional costs;

  •
  Litigation costs; and

  •
  Restructuring costs.

          We may consider whether significant items that arise in the future should also be excluded in calculating the non-GAAP financial measures we use.

          We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of our performance to prior periods.

          The following table presents our reconciliation of the non-GAAP financial measures presented for each of the past three years presented to the most directly comparable GAAP measures:

	Years Ended December 31,

	2019	2018	2017(1)

	(in thousands)
Non-GAAP Financial Measures
GAAP Platform Commissions	$108,161	$95,385	$73,751
Change in Deferred Platform Commissions	3,377	5,416	8,875

Adjusted Platform Commissions	$111,538	$100,801	$82,626

GAAP Royalties (Including Impairment of Royalties and Minimum Guarantees)	$25,778	$26,062	$48,742
Change in Deferred Royalties	657	834	1,089

Adjusted Royalties	$26,435	$26,896	$49,831

GAAP Other Operating Expenses (GAAP Operating Expenses excluding User Acquisition Costs and Marketing Expenses)	$140,662	$145,664	$148,447
Stock-Based Compensation	(17,383)	(24,592)	(15,063)
Transitional Costs	(1,009)	(1,530)	(4,347)
Litigation Costs	388	(1,934)	—
Restructuring Costs	—	(240)	(6,019)

Adjusted Other Operating Expenses	$122,658	$117,368	$123,018

Other Supplemental Financial Information
User Acquisition Costs and Marketing Expenses	$117,979	$95,037	$88,775
Hosting Costs	7,173	6,662	7,698
Depreciation	4,225	3,855	3,195
Foreign Currency Exchange Losses	159	581	20
Income Tax Provision / (Benefit)	471	549	(826)

(1)
Effective January 1, 2018, we adopted Accounting Standards Codification, or ASC, 606, Revenue from Contracts with Customers, using a modified retrospective method. The numbers presented for the year ended December 31, 2017 continue to be reported under ASC 605, Revenue Recognition.

          The following table presents our reconciliation of the financial measures presented for each of the six quarterly periods presented to the most directly comparable GAAP measures:

	Three Months Ended

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

	(in thousands)
Non-GAAP Financial Measures
GAAP Platform Commissions	$28,727	$30,092	$28,122	$24,799	$25,148	$24,756
Change in Deferred Platform Commissions	(232)	(1,346)	3,972	1,860	(1,109)	760

Adjusted Platform Commissions	$28,495	$28,746	$32,094	$26,659	$24,039	$25,516

GAAP Royalties (Including Impairment of Royalties and Minimum Guarantees)	$6,381	$6,285	$6,643	$6,245	$6,605	$6,784
Change in Deferred Royalties	1	(410)	592	1,071	(596)	122

Adjusted Royalties	$6,382	$5,875	$7,235	$7,316	$6,009	$6,906

GAAP Other Operating Expenses (GAAP Operating Expenses excluding User Acquisition Costs and Marketing Expenses)	$43,307	$37,905	$34,791	$29,652	$38,314	$38,695
Stock-Based Compensation	(6,382)	(4,461)	(4,080)	(2,035)	(6,807)	(7,062)
Transitional Costs	(4)	(1)	(5)	(5)	(998)	(598)
Litigation Costs	—	—	—	416	(28)	(1,217)

Adjusted Other Operating Expenses	$36,921	$33,443	$30,706	$28,028	$30,481	$29,818

Other Supplemental Financial Information
User Acquisition Costs and Marketing Expenses	$35,634	$24,736	$40,196	$30,075	$22,972	$23,367
Hosting Costs	1,866	1,901	1,993	1,762	1,517	1,580
Depreciation	1,343	1,072	1,065	1,025	1,063	968
Foreign Currency Exchange (Gains) / Losses	449	(54)	222	(56)	47	99
Income Tax Provision / (Benefit)	(1,321)	641	(348)	—	178	49

          In addition to the reasons stated above, we believe it is appropriate to exclude certain items above for the following reasons:

          Change in Deferred Platform Commissions and Deferred Royalties.    At the date we sell certain premium games and micro-transactions, we have an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize any associated cost of revenue, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, our management excludes the impact of the changes in deferred platform commissions and deferred royalties related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company's operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. We believe that excluding the impact of the changes in deferred platform commissions and deferred royalties from its operating results is important to facilitate comparisons to prior periods and to understand our operations.

          Amortization of Intangible Assets.    When analyzing the operating performance of an acquired entity or intangible asset, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, our management excludes the GAAP impact of acquired intangible assets to its financial results. We believe that such an approach is useful in understanding the long-term return provided by an acquisition, and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

          Stock-Based Compensation Expense.    We apply the fair value provisions of Accounting Standard Codification Topic 718, Compensation-Stock Compensation, or ASC 718. ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Our management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, our management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. We believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

          Transitional Costs.    GAAP requires expenses to be recognized for various types of events associated with business acquisitions such as legal, accounting and other deal related expenses. Transitional costs also include divestiture related expenses and termination of certain game related contracts. We believe that these transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

          Litigation Costs.    We incurred legal costs related to the complaint filed by the former Chief Executive Officer of Crowdstar in the Superior Court of the State of California for the County of Santa Clara against us, Time Warner Inc., Intel Capital Corporation, Middlefield Ventures Inc., Rachel Lam, and Jose Blanc. We believe that these legal costs have no direct correlation to the operation of its ongoing core business and affect comparability from period to period and, as a result, that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

  Bookings

          Bookings is a non-GAAP financial measure that is equal to the total revenue we recognize in a given period, plus the net change in deferred revenue during the period. We record revenue derived from the sale of virtual items within our games as deferred revenue and then recognize that revenue over the estimated average playing period of paying users. Revenue from advertisements and offers are recognized at the point in time the advertisements are displayed in the game or the offer has been completed by the user, as the user simultaneously receives and consumes the benefits provided from these services. We believe bookings is a useful indicator of the sales activity in a given period and use bookings to evaluate the results of our operations, generate future operating plans and assess the performance of our company.

          While we believe that bookings are useful in evaluating our business, this information should be considered as supplemental in nature and is not intended to be considered in isolation of, as a substitute for, or as superior to, revenue recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate bookings differently or not at all, which may reduce its usefulness as a comparative measure.

          The following table presents a reconciliation of total revenue to total bookings for each of the three years presented:

	Years Ended December 31,

	2019	2018	2017(1)

	(in thousands)
Reconciliation of Revenue to Bookings
Revenue	$411,381	$366,561	$286,827
Change in Deferred Revenue	11,893	17,947	33,705(2)

Bookings	$423,274	$384,508	$320,532

(1)
Effective January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using a modified retrospective method. The numbers presented for the year ended December 31, 2017 continue to be reported under ASC 605, Revenue Recognition.

(2)
Excludes $1.2 million in deferred revenue related to our acquisition of Crowdstar in November 2016.

          The following table presents a reconciliation of total revenue to total bookings for the six quarterly periods presented:

	Three Months Ended

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

	(in thousands)
Reconciliation of Revenue to Bookings
Revenue	$107,274	$112,879	$107,077	$95,540	$95,885	$95,640
Change in Deferred Revenue	(803)	(4,487)	13,296	6,380	(3,296)	2,534

Bookings	$106,471	$108,392	$120,373	$101,920	$92,589	$98,174

          The following table presents our bookings for the periods presented from our Growth Games and other key titles:

	Years Ended December 31,			Three Months Ended March 31,

	2019	2018	2017	2020	2019

	(in thousands)
Title
Design Home	$176,337	$157,669	$97,672	$46,782	$42,230
Covet Fashion	66,085	53,428	41,795	17,145	16,772
Tap Sports Baseball Franchise*	90,879	75,171	47,878	16,201	13,351
Diner DASH Adventures	25,121	12	—	7,492	68
Disney Sorcerer's Arena	229	—	—	1,391	8
Kim Kardashian Hollywood	25,902	34,799	27,348	10,441	8,334
Cooking Dash	16,997	25,816	26,809	3,115	5,705
All Other Bookings	21,724	37,613	79,030	3,904	6,121

Total Bookings	$423,274	$384,508	$320,532	$106,471	$92,589

*
A new version of Tap Sports Baseball is released every year. The figures shown above include bookings from current and previously released versions of the Tap Sports Baseball game.

          For the quarter ended March 31, 2020, in-application purchases and offers and in-game advertising accounted for 89% and 11% of our total bookings, respectively, and 62% of our total bookings were through the iOS platform and 38% were through the Android platform.

Key Operating Metrics

          We manage our business by tracking various non-financial operating metrics that give us insight into user behavior in our games. The three metrics that we use most frequently are Daily Active Users, or DAU, Monthly Active Users, or MAU, and Average Revenue Per Daily Active User, or ARPDAU. DAU is the number of individuals who played a particular smartphone game on a particular day. Our methodology for calculating DAU, MAU, and ARPDAU may differ from the methodology used by other companies to calculate similar metrics, and for a full description of our methodology, please refer to the description under "Key Operating Metrics" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 11, 2020. We also refer to Average Bookings Per Daily Active User, or ABPDAU, which is our total bookings in a given period, divided by the number of days in that period, divided by the number of DAU during the period. Because ABPDAU is based on bookings which does not reflect any deferral of revenue derived from the sale of virtual items within our games, it may not be comparable with ARPDAU, which is based on revenue, which reflects deferred revenue as described under "Key Operating Metrics" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 11, 2020.

          The following table presents our DAU and ABPDAU for the three months ended March 31 for the five years presented:

	Three Months Ended March 31,

	2020	2019	2018	2017	2016

Aggregate DAU (in millions)(1)	3.0	3.1	3.6	4.1	4.9
Aggregate ABPDAU	$0.38	$0.33	$0.27	$0.19	$0.12

(1)
As of January 1, 2019, we began calculating DAU using the average of each month during the period rather than our historical practice of calculating these metrics based on the last month of the period. For example, DAU for the three months ended March 31, 2020 is calculated as an average of aggregate daily DAU for the months of January 2020, February 2020 and March 2020 calculated for all active smartphone free-to-play titles during those months across the distribution platforms for which we calculate the metric. We adopted this new methodology because we believe that it provides a more accurate representation of overall DAU for the applicable period and more closely aligns with the methodology used by other companies in the gaming industry to calculate similar metrics.

Impact of the COVID-19 Pandemic

          The extent of the impact of the novel strain of coronavirus, SARS-CoV-2, or COVID-19, on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, the impact on our employees, and the effect on the global economy, all of which are uncertain and cannot be predicted. Although we were able to successfully launch two new games, MLB Tap Sports Baseball 2020 and Disney Sorcerer's Arena, in March 2020 and have been publishing updates and running live operations for our games while our global workforce has been working from home, we believe that if our employees are required to work from home for many months, it could ultimately negatively impact game development. We have also recently seen CPIs (costs per install) remain below historical averages and an increase in the DAU in many of our games, but believe that this effect may be temporary and that the trend of increasing CPIs and declining DAU and MAU may persist over the longer term. We may experience higher variability in our bookings and useful life of paying players over the near term due to the COVID-19 pandemic, and recent trends in bookings, in-application purchasing behavior and useful life of paying players may not continue, including following the COVID-19 pandemic or the lifting of shelter-in-place restrictions or quarantine orders. In addition, we may experience adverse impacts from changes in how we and companies worldwide conduct business due to the COVID-19 pandemic, including restrictions on travel and in-person meetings. As of the date of this prospectus supplement, the extent to which COVID-19 may impact our financial condition, results of operations or guidance is uncertain. The effects of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial performance until future periods.

Corporate Information

          We were incorporated in Nevada in May 2001 as Cyent Studios, Inc. and changed our name to Sorrent, Inc. later that year. In November 2001, we incorporated a wholly owned subsidiary in California, and, in December 2001, we merged the Nevada corporation into this California subsidiary to form Sorrent, Inc., a California corporation. In May 2005, we changed our name to Glu Mobile Inc. In November 2006, Glu Mobile Inc. reincorporated in the state of Delaware. Our principal executive offices are located at 875 Howard Street, Suite 100, San Francisco, California 94103, and our telephone number is (415) 800-6100. Our website address is www.glu.com. The reference to our website address is included in this prospectus supplement as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus supplement. Investors should not rely on any such information in deciding whether to purchase our common stock.

 THE OFFERING

          The summary below describes the principal terms of this offering of our common stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of our common stock, see "Description of Common Stock" in the accompanying prospectus.

Common stock offered by us	shares
Underwriters' option to purchase additional shares	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $94.9 million (or approximately $109.2 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, which may include potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. However, we have not designated any specific uses and have no current agreements with respect to any material acquisition or strategic transaction. See "Use of Proceeds" for a more complete description of the intended use of proceeds from this offering.
Material U.S. federal income tax consequences
For a summary of certain U.S. federal income tax consequences relating to the ownership and disposition of the shares of our common stock, see "Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Our Common Stock."
Risk factors
You should read the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Nasdaq Global Select Market symbol	"GLUU"

          The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 151,584,004 shares outstanding as of March 31, 2020 and excludes:

  •
  13,641,374 shares of common stock issuable upon exercise of outstanding time-based stock options as of March 31, 2020, with a weighted-average exercise price of $3.60 per share;

  •
  4,702,147 shares of common stock issuable upon exercise of outstanding performance stock options as of March 31, 2020, with a weighted-average exercise price of $4.15 per share;

  •
  6,338,150 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding as of March 31, 2020;

  •
  4,075,961 shares of common stock issuable upon the vesting and settlement of performance-based restricted stock units outstanding as of March 31, 2020;

  •
  1,125,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2020, with a weighted-average exercise price of $4.46 per share;

  •
  2,392,134 additional shares of common stock reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan as of March 31, 2020;

  •
  2,337,298 additional shares of common stock reserved for future issuance under our Amended and Restated 2007 Employee Stock Purchase Plan as of March 31, 2020; and

  •
  168,185 additional shares of common stock reserved for future issuance under our 2018 Equity Inducement Plan as of March 31, 2020.

          Subsequent to March 31, 2020, we granted 183,542 restricted stock units, pursuant to our Amended and Restated 2007 Equity Incentive Plan, which are not included in the number of shares of common stock outstanding presented above.

          Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants, no vesting and settlement of restricted stock units as described above, and no exercise of the underwriters' option to purchase additional shares of common stock.

RISK FACTORS

          An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described below together with all of the risks, uncertainties and assumptions discussed under Part II, Item 1A, "Risk Factors", in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the risks incorporated by reference or set forth below occurs, our business, operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, operations and financial condition, or cause the value of our common stock to decline. The COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened many of the risks discussed in the risk factors described or incorporated by reference in this prospectus supplement.

 Risks Related to this Offering

Our management will have broad discretion as to the use of the proceeds from this offering and we may not use the proceeds effectively.

          Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute a stockholder's voting power and ownership interest in us.

          The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors and their affiliates, executive officers, employees and significant stockholders (subject to the lock-up agreements entered into with the underwriters in connection with this offering), under our current shelf registration statement, through a large number of shares of our common stock becoming available for sale, or the perception in the market that holders of a large number of shares intend to sell their shares. The lock-up agreements entered into with the underwriters in connection with this offering restrict issuances, sales and transfer of our common stock for 75 days following the date of this prospectus supplement and are subject to certain customary exceptions, including, but not limited to, sales of securities pursuant to written plans entered into prior to the date of the lock-up agreement that satisfy the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and each such plan, a 10b5-1 Plan, under which there could be up to 580,275 shares sold during the term of the lock-up agreements, subject to the terms of each individual 10b5-1 Plan. In addition, Red River Investment Limited, an affiliate of Tencent Holdings Limited, is free to sell the 21,000,000 shares it acquired from us in the second quarter of 2015 on the open market, subject only to our black-out periods and other limitations under our insider trading policy, the lock-up agreement entered into with the underwriters in connection with this offering, and applicable limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

          In addition, we have a significant number of equity awards outstanding. If a substantial number of shares of common stock underlying these equity awards are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

          The public offering price of our common stock in this offering is substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. Based on the public offering price of $         per share, you will experience immediate dilution of $         per share, representing the difference between our as adjusted net tangible book value per share after this offering and the public offering price. In addition, to the extent outstanding warrants or stock options are exercised, or outstanding restricted stock units vest and settle, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares in full, or if we issued additional equity securities, you will experience additional dilution. See "Dilution" for a more detailed description of the dilution to investors in the offering.

We may not be able to utilize a significant portion of our net operating loss or tax credit carryforwards, which could adversely affect our profitability.

          At December 31, 2019, the Company had net operating loss carryforwards of $211.3 million and $91.7 million for federal and state tax purposes, respectively. If not utilized, these carryforwards will expire at various times between 2023 and 2037. In addition, the Company has research and development tax credit carryforwards of $14.3 million for federal income tax purposes and $23.4 million for California tax purposes. If not utilized, the federal research and development tax credit carryforwards will begin to expire in 2023. The California state research credit will carry forward indefinitely. The Company has approximately $2.9 million of foreign tax credits that will begin to expire in 2020.

          The Tax Cuts and Jobs Act of 2017, or the 2017 Tax Act, changed both the federal deferred tax value of the net operating loss carryforwards and the rules of utilization of federal net operating loss carryforwards. The 2017 Tax Act lowered the corporate tax rate from 35% to 21% effective for our 2018 financial year. For net operating loss carryforwards generated in years prior to 2018, there is no annual limitation on the utilization and the carryforward period remains at 20 years; net operating loss carryforwards generated in years after 2017 will only be available to offset 80% of future taxable income in any single year but will not expire. However, the Coronavirus Aid, Relief, and Economic Security (CARES) Act temporarily repealed the 80% taxable income limitation for tax years beginning before January 1, 2021; net operating loss carried forward generated from 2018 or later and carryforwards to taxable years beginning after December 31, 2020 will be subject to the 80% limitation. Also, under the CARES Act, net operating losses arising in 2018, 2019 and 2020 can be carried back 5 years.

          In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, our ability to utilize net operating loss carryforwards or other tax attributes, such as tax credits, in any taxable year may be limited if we experience an "ownership change". A Section 382 "ownership change" generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As a result of prior equity issuances and other transactions in our stock, in 2012, we have previously experienced one "ownership change" under Section 382 of the Code and comparable state tax laws; however, we do not believe that such ownership change resulted in any material limitations on net operating loss or tax credit carryforwards. We do not believe we have experienced any other "ownership changes" since 2012. In addition, we may also experience ownership changes in the future as a result of this offering or other future issuances and transactions of our stock. It is possible that any future ownership change could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect any future profitability.

 FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "may", "will", "should", "estimates", "predicts", "potential", "continue", "strategy", "believes", "anticipates", "plans", "expects", "intends" and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" sections incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Moreover, we operate in a very competitive environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

          These statements are based on current expectations of future events. Such statements include, but are not limited to:

  •
  the ongoing COVID-19 pandemic and its impact on our business, the macroeconomy and our customers;

  •
  our plans to develop and timely publish new high-quality, engaging games and continue to enhance our existing games, particularly our most successful games;

  •
  the success of competitors;

  •
  the size and growth potential of the mobile games market, and our ability to continue to serve that market;

  •
  our ability to maintain a good relationship with each of Apple and Google, our main digital storefronts;

  •
  our ability to execute on our strategy, including introducing new games that meet our quality standards and our players' expectations;

  •
  our ability to successfully establish and maintain awareness of our brand and games and user engagement with our games, including through in-app purchases;

  •
  the timing of and our ability to deliver our games at the same time as new mobile devices are commercially introduced;

  •
  our ability to secure license agreements to develop, publish and market games based on or significantly incorporating celebrities, third-party licensed brands, properties and other content;

  •
  our ability to continue to utilize a game development engine licensed from Unity Technologies;

  •
  our ability to attract and retain key personnel, namely our management team, creative leaders and experienced game development personnel;

  •
  our ability to obtain and maintain intellectual property protection for our games;

  •
  our ability to avoid infringing upon the intellectual property rights of others;

  •
  regulatory developments in the United States and various foreign countries;

  •
  our use of the net proceeds from this offering; and

  •
  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

          These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed under the section titled "Risk Factors" and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements as predictions of future events, which speak only as of the date made.

          All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

          In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

          You should read this prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds of approximately $94.9 million from the sale of         shares of our common stock in this offering, or approximately $109.2 million if the underwriters exercise in full their option to purchase up to         additional shares, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We currently intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, which may include potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. However, we have not designated any specific uses and have no current agreements with respect to any material acquisition or strategic transaction.

          Pending their use as described above, we intend to invest the net proceeds from this offering in short term and long-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

 DIVIDEND POLICY

          We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

 DILUTION

          If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

          Our net tangible book value as of March 31, 2020 was $90.4 million, or $0.60 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2020. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

          After giving effect to the receipt of the net proceeds from our sale of           shares of common stock in this offering at the public offering price of $         per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $          million, or $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and immediate dilution of $         per share to investors purchasing our common stock in this offering.

          The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share as of March 31, 2020	$0.60
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering

As adjusted net tangible book value per share as of March 31, 2020 after this offering

Dilution per share to investors purchasing our common stock in this offering		$

          If the underwriters exercise their option to purchase                          additional shares in full at the public offering price of $             per share, the as adjusted net tangible book value per share of our common stock after giving effect to this offering would be $             per share, and the dilution in net tangible book value per share to investors purchasing common stock in this offering would be $             per share.

          The table and discussion above are based on 151,584,004 shares outstanding as of March 31, 2020 and excludes:

  •
  13,641,374 shares of common stock issuable upon exercise of outstanding time-based stock options as of March 31, 2020, with a weighted-average exercise price of $3.60 per share;

  •
  4,702,147 shares of common stock issuable upon exercise of outstanding performance stock options as of March 31, 2020, with a weighted-average exercise price of $4.15 per share;

  •
  6,338,150 shares of common stock issuable upon the vesting and settlement of time-based restricted stock units outstanding as of March 31, 2020;

  •
  4,075,961 shares of common stock issuable upon the vesting and settlement of performance-based restricted stock units outstanding as of March 31, 2020;

  •
  1,125,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2020, with a weighted-average exercise price of $4.46 per share;

  •
  2,392,134 additional shares of common stock reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan as of March 31, 2020;

  •
  2,337,298 additional shares of common stock reserved for future issuance under our Amended and Restated 2007 Employee Stock Purchase Plan as of March 31, 2020; and

  •
  168,185 additional shares of common stock reserved for future issuance under our 2018 Equity Inducement Plan as of March 31, 2020.

          Subsequent to March 31, 2020, we granted 183,542 restricted stock units, pursuant to our Amended and Restated 2007 Equity Incentive Plan, which are not included in the number of shares of common stock outstanding as used in the table and discussed above.

          To the extent that outstanding options or warrants have been or may be exercised, or restricted stock units have vested and settled or may vest and settle, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to issue additional common stock, or securities convertible into or exchangeable for common stock, in the future. The issuance of these securities could result in further dilution for investors purchasing our common stock in this offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

          This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock acquired in this offering by "non-U.S. holders" (as defined below). This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

          This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  partnerships or other entities treated as partnerships or pass-through entities for U.S. federal tax purposes (or investors in such entities);

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  corporations organized outside the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

  •
  persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

  •
  tax-exempt organizations, government organizations or tax-qualified retirement plans;

  •
  controlled foreign corporations or passive foreign investment companies;

  •
  persons who acquired our common stock as compensation for services;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle", "conversion transaction" or other risk reduction transaction;

  •
  persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

  •
  accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

          In addition, if a partnership or entity classified as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

          INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

          For purposes of this summary, a "non-U.S. holder" is any beneficial owner of our common stock, other than a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation), that for U.S. federal income tax purposes is not:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

  •
  a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate whose income is subject to U.S. income tax regardless of its source.

          If you are a non-U.S. citizen who is an individual, you may, in some cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

          We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder's adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See "— Sale, Exchange or Other Disposition of Common Stock".

          Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder's conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for the applicable withholding agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or the applicable withholding agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or the applicable withholding agent, either directly or through other intermediaries. Each such certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

          Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

          See also the sections below titled "— Foreign Account Tax Compliance Act" and "— Backup Withholding and Information Reporting" for additional withholding rules that may apply to dividends.

Sale, Exchange or Other Disposition of Common Stock

          Subject to the discussions below regarding Backup Withholding and Information Reporting and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

  •
  the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

  •
  the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

          The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period, a "U.S. real property holding corporation", or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised (by fair market value) at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, gain realized by a non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

          If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a "branch profits tax". The branch profits tax rate is 30%, although an applicable income tax treaty between the United States and the non-U.S. holder's country of residence might provide for a lower rate.

U.S. Federal Estate Tax

          The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise. The terms "resident" and "nonresident" are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Backup Withholding and Information Reporting

          The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently

24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

          Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status (and we or the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under "— Dividends" will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

          Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

  •
  a U.S. person (including a foreign branch or office of such person);

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business; unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

          Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

          A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply, however, if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

          The Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding this legislation.

          EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENTLY ADOPTED AND PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

          We and the underwriters named below will enter into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares of common stock indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and UBS Securities LLC are the representatives of the underwriters. The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively.

Name	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
UBS Securities LLC
Cowen and Company, LLC
Wedbush Securities Inc.
Roth Capital Partners, LLC

Total

          The underwriters will be committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional         shares of common stock. They may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to                          additional shares of common stock from us.

Paid by the Company	No Exercise	Full Exercise
Per share	$	$
Total	$	$

          Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, our executive officers, directors and a certain stockholder have agreed with the underwriters not to dispose of or hedge any of our or their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date up to 75 days after the date of this prospectus supplement.

          The lock-up agreements are subject to certain exceptions, including for transfers:

  (i)
  as bona fide gifts, including charitable distributions, or for bona fide estate planning purposes;

  (ii)
  in a distribution of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock to members, partners or stockholders of the person executing the lock-up agreement;

  (iii)
  that occur by operation of law, such as rules of descent and distribution, or pursuant to a qualified domestic order or in connection with a divorce settlement;

  (iv)
  to any trust for the direct or indirect benefit of the person executing the lock-up agreement or the immediate family of the person executing the lock-up agreement or if the person executing the lock-up agreement is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or to a successor trust, provided that any such transfer shall not involve a disposition for value;

  (v)
  to us in connection with the vesting, settlement, or exercise of restricted stock units, options or other rights to purchase shares of our common stock (including, in each case, by way of "net" or "cashless" exercise), including for the payment of exercise price and tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options or other rights;

  (vi)
  pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a "change of control" of our company;

  (vii)
  pursuant to a written plan entered into prior to the date of the lock-up agreement that satisfies the requirements of Rule 10b5-1 under the Exchange Act;

  (viii)
  in connection with the sale or issuance of or entry into an agreement by us to sell or issue of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock in connection with the mergers, acquisitions of securities, businesses, property, technologies or other assets, joint ventures, commercial relationships or strategic transactions; provided that, the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the completion of the this offering (determined on a fully-diluted basis and as adjusted for stock splits, stock dividends and other similar events after the offering), provided further that we will not register any such shares of common stock on any registration statement pursuant to the Securities Act prior to the end of the lock-up period; or

  (ix)
  with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the several Underwriters,

provided, that in the case of any transfer or distribution pursuant to clauses (i) through (iv) above, (A) each donee, distributee, trustee or transferee will execute and deliver to the representatives a lock-up letter and (B) no filing by any party (donor, donee, distributor, distributee, trustee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the lock-up period).

          Our common stock is listed on The Nasdaq Global Select Market under the symbol "GLUU".

          If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

          In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares of common stock for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares of common stock for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of shares of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of shares of common stock. As a result, the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

          In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $590,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of us (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area and United Kingdom

          In relation to each Member State of the European Economic Area and the United Kingdom, each a Relevant State, no common shares, or the Shares, have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

          For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

          Each Underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders; and

  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures

Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

          Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in

relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

          This offering document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This offering document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth in this prospectus supplement and has no responsibility for the offering document. The securities to which this offering document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering document you should consult an authorized financial advisor.

Switzerland

          We have not and will not register with the Swiss Financial Market Supervisory Authority, or the FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors", as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described in this prospectus supplement and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Israel

          In the State of Israel this offering document shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our shares of our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered shares of our common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of our common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor's name, address and passport number or Israeli identification number.

LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, San Francisco, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Cooley LLP, Palo Alto, California.

 EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (https://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.

          Information about us is also available at our website at www.glu.com. However, the information on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus supplement or accompanying prospectus).

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus supplement:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020;

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  the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020, incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2019;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

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  our Current Report on Form 8-K filed with the SEC on April 28, 2020; and

  •
  the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-33368), filed with the SEC on March 16, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

          Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of any or all of such information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and accompanying prospectus incorporates). Written or oral requests for copies should be directed at Glu Mobile Inc., Attn: Investor Relations, 875 Howard Street, Suite 100, San Francisco, California 94103, telephone (415) 800-6100. See the section of this prospectus supplement entitled "Where You Can Find More Information" for information concerning how to read and obtain copies of materials that we file with the SEC.

PROSPECTUS

GLU MOBILE INC.

COMMON STOCK

        We may offer from time to time our common stock in one or more offerings. When we decide to sell our common stock, we will provide specific terms of the common stock, including the amount of common stock offered, in a prospectus supplement. This prospectus and any applicable prospectus supplement may be used to offer common stock for the account of persons other than us. We may offer and sell our common stock to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis. See "Plan of Distribution" for a further description of the manner in which we may dispose of the common stock covered by this prospectus.

        You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell common stock unless it includes a prospectus supplement describing the method and terms of the applicable offering. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus is not an offer to sell our common stock and it is not soliciting an offer to buy our common stock in any state where the offer or sale is not permitted.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "GLUU."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

        The Securities and Exchange Commission and state regulators have not approved or disapproved of our common stock, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is June 2, 2020.

        We are responsible for the information contained and incorporated by reference in this prospectus, in any applicable prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the common stock offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information appearing or incorporated by reference in this prospectus, any applicable prospectus supplement, and any related free writing prospectus, is accurate only as of the date thereof, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any related free writing prospectus, or of any sale of our common stock. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any applicable prospectus supplement, including the documents incorporated by reference herein or therein, in making your investment decision.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended ("Securities Act"). We may sell common stock described in this prospectus in one or more offerings. There is no limit on the aggregate amount of common stock we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of our common stock. Each time we offer our common stock, we will provide a prospectus supplement that will describe the amounts, prices, and other terms of the common stock. The applicable prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read this prospectus, any prospectus supplement, information incorporated by reference, and any related free writing prospectus.

        The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and our common stock. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, or by any other method as may then be permitted under applicable law, rules, or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading "Where You Can Find Additional Information."

GLU MOBILE INC.

        Glu Mobile develops, publishes and markets a portfolio of free-to-play mobile games designed to appeal to a broad cross section of users who download and make purchases within our games through direct-to-consumer digital storefronts, such as the Apple App Store, Google Play Store, and others. Free-to-play games are games that a player can download and play for free, but which allow players to access a variety of additional content and features for a fee and to engage with various advertisements and offers that generate revenue for us. We have a portfolio of compelling games based on our own intellectual property such as Cooking Dash, Covet Fashion, Deer Hunter, Design Home and Diner DASH Adventures, as well as games based on or significantly incorporating third party licensed brands including Disney Sorcerer's Arena, Kim Kardashian: Hollywood and MLB Tap Sports Baseball. We are headquartered in San Francisco, California, with another U.S. office in Foster City, California, and international locations in Toronto, Canada and Hyderabad, India.

        We were incorporated in Nevada in May 2001 as Cyent Studios, Inc. and changed our name to Sorrent, Inc. later that year. In November 2001, we incorporated a wholly owned subsidiary in California, and, in December 2001, we merged the Nevada corporation into this California subsidiary to form Sorrent, Inc., a California corporation. In May 2005, we changed our name to Glu Mobile Inc. In November 2006, Glu Mobile Inc. reincorporated in the state of Delaware. In March 2007, we completed our initial public offering and our common stock is traded on the Nasdaq Global Select Market under the symbol "GLUU." Unless expressly indicated or the context requires otherwise, the terms "Glu," "Glu Mobile," "company," "we," "us," and "our" in this prospectus, in any applicable prospectus supplement, or the documents incorporated by reference refer to Glu Mobile Inc., a Delaware corporation, and, where appropriate, its wholly-owned subsidiaries. The term "Glu" may also refer to our products, regardless of the manner in which they are accessed. Our principal executive offices are located at 875 Howard Street, Suite 100, San Francisco, California 94103, and our telephone number is (415) 800-6100. Our website address is www.glu.com. The information on or that can be accessed through our website is not part of this prospectus.

        Glu, the Glu logo, all of our product names and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus, the registration statement of which this prospectus is a part, any applicable prospectus supplement or free writing prospectus or the documents incorporated by reference are the property of Glu. Other trademarks, service marks, or trade names appearing in this prospectus or the documents incorporated by reference are the property of their respective owners.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, in addition to the other information contained in this prospectus, in any applicable prospectus supplement or free writing prospectus, or incorporated by reference herein or therein, you should carefully consider the risks described under "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under "Risk Factors" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information included in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See "Where You Can Find Additional Information."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus and any prospectus supplement other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" sections incorporated by reference herein. Moreover, we operate in a very competitive environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See "Where You Can Find Additional Information."

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement and/or any applicable free writing prospectus, we intend to use the net proceeds to us from the sale of the common stock offered hereby for working capital and other general corporate purposes; however, we do not currently have any specific uses of the net proceeds planned. Additionally, we may use a portion of the net proceeds to us for acquisitions of or investments in complementary businesses, technologies, or other assets. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from the sale of the common stock offered hereby, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our common stock is based upon our restated certificate of incorporation and our amended and restated bylaws. The summary is not complete, and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed as Exhibit 3.02 on our Form S-1/A filed on February 14, 2007 and Exhibit 3.01 on our Form 8-K filed on April 28, 2020, respectively, and each are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law, or DGCL, for additional information.

General

        We have authorized 250,000,000 shares of common stock, $0.0001 par value per share, under our restated certificate of incorporation.

Dividend Rights

        Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share of common stock held on all matters properly submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election. Our restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

        We have entered into a voting and standstill agreement with Tencent Holdings Limited, through its controlled affiliate, Red River Investment Limited (collectively, "Tencent"), pursuant to which Tencent has the right to appoint a member of our board of directors, and has agreed to certain restrictions on its voting power. In addition, Tencent and its affiliates are required to cast their collective voting power "for" the matter being voted upon for certain specified corporate matters that are recommended by a majority of the board of directors that includes at least 50% of the Board's non-executive directors (the "Majority Recommendation") or for any matter for which the director appointed by Tencent has voted in favor and the board also recommended a vote in favor. If Tencent holds more than 20% of the outstanding common stock, it has agreed to vote any excess over the 20% in accordance with the Majority Recommendation for any matter.

No Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

        Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of our preferred stock and payment of other claims of creditors.

Registration Rights of One of Our Stockholders

        Tencent holds approximately 21,000,000 shares of our common stock and has registration rights. Under the registration rights agreement (the "Registration Rights Agreement"), between us and Tencent, we have agreed to file registration statements under the Securities Act within 45 days of any request made by Red River Investment Limited, and upon such request and subject to minimum size and other conditions (such as a customary lock-up provision), we will be required to use all reasonable efforts to have such registration statement declared effective by the SEC within 120 days after such request. We are not required to effect more than two such registrations. Red River Investment Limited also has customary piggyback rights. We are generally obligated to bear the expenses, other than underwriting discounts, brokers' discounts and commissions and Tencent counsel fees, of these registrations.

Anti-Takeover Provisions

        The provisions of Delaware law, our restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

  Delaware Law

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

        Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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  Board of Directors Vacancies.  Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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  Classified Board.  Our restated certificate of incorporation provides that our board of directors is classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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  Directors Removed Only for Cause.  Our restated certificate of incorporation provides that stockholders may remove directors only for cause.

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  Supermajority Requirements for Amendments of Our Amended and Restated Bylaws.  Our amended and restated bylaws provide that the affirmative vote of holders of at least two-thirds of the voting power of the Corporation's outstanding voting stock then entitled to vote at an election of directors is required to amend certain provisions of our amended and restated bylaws, including provisions relating to stockholder proposals at annual and special meetings of the stockholders, the size of the board, removal of directors and the Delaware forum selection provision of our amended and restated bylaws.

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  Stockholder Action; Special Meeting of Stockholders.  Our restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, our chief executive officer, or our president, thus prohibiting a stockholder from calling a special meeting. Our restated certificate of incorporation further provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without a meeting of our stockholders called in accordance with our restated certificate of incorporation. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

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  Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

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  No Cumulative Voting.  The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

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  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

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  Choice of Forum.  Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our amended and restated bylaws include a provision designating the federal district courts of the United States as the exclusive jurisdiction for any litigation arising under the Securities Act.

Exchange Listing

        Our common stock is listed on The Nasdaq Global Select Market under the symbol "GLUU."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

        We may offer and sell our common stock being offered hereby in one or more of the following ways from time to time:

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  through agents;

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  to or through underwriters;

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions other than on these exchanges or systems or in the over-the-counter market;

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  in "at the market offerings," within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  directly by us or by selling stockholders to purchasers, including through a specific bidding, auction or other process;

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  privately negotiated transactions;

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  a combination of any of the above methods of sale; and

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  through any other method permitted pursuant to applicable law and described in a prospectus supplement.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents, or other purchasers, persons, or entities and any applicable compensation and/or indemnification, any over-allotment options by the underwriters, and a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the common stock, together in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are incorporated by reference.

LEGAL MATTERS

        Unless otherwise stated in an applicable prospectus supplement, Fenwick & West LLP, Mountain View, California, will provide us with an opinion as to the legality of the common stock offered under this prospectus. Counsel representing any underwriters, dealers, agents, will be named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

        The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020;

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  the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020, incorporated by reference in Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

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  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

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  our Current Report on Form 8-K filed with the SEC on April 28, 2020; and

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  the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-33368), filed with the SEC on March 16, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock hereunder shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

        Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have "furnished" or may in the future "furnish" to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Glu Mobile Inc.
875 Howard Street, Suite 100
San Francisco, California 94103

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly, and special reports and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy, and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov. Our Internet address is www.glu.com and our investor relations website is located at www.glu.com/investors. We make available free of charge, on or through our investor relations website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus or any prospectus supplement are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any prospectus supplement.

        We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. The common stock offered under this prospectus or any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement, as the case may be, regardless of the time of delivery of this prospectus, a prospectus supplement, or any sale of our common stock.

        This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the offerings made under this prospectus, reference is hereby made to the registration statement. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

$100,000,000

Glu Mobile Inc.

Common Stock

Preliminary Prospectus Supplement

                           , 2020

Goldman Sachs & Co. LLC
Morgan Stanley
UBS Investment Bank
Cowen
Wedbush Securities
Roth Capital Partners